PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
October 31, 2018	(804) 217-5897

DYNEX CAPITAL, INC. REPORTS
THIRD QUARTER 2018 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its third quarter 2018 results today. As previously announced, the Company's quarterly conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the U.S. at 1-866-393-4306 (internationally at 1-734-385-2616) using conference ID 4066216 or by live webcast, which includes a slide presentation, under “Investor Center” on the Company's website (www.dynexcapital.com).
Third Quarter 2018 Highlights

•	Comprehensive income of $0.01 per common share and net income of $0.39 per common share

•	Core net operating income, a non-GAAP measure, of $0.19 per common share

•	Book value per common share of $6.75 at September 30, 2018 compared to $6.93 at June 30, 2018

•	Leverage including TBA dollar roll positions increased to 6.7x shareholders’ equity at September 30, 2018 compared to 6.1x at June 30, 2018 due to growth in the investment portfolio

•	Net interest spread and adjusted net interest spread of 1.08% and 1.41%, respectively, for the third quarter of 2018 compared to 1.07% and 1.51%, respectively, for the prior quarter
Management's Remarks
Byron Boston, President and CEO commented, “Core net operating income improved this quarter as we increased our investment portfolio and benefited from the diversification of our investment strategy in residential and commercial investments. In particular, our CMBS IO portfolio continues to outperform on a total return basis. Total economic return to common shareholders was flat for the quarter as rising interest rates and a flattening yield curve led to a reduction in our book value, offsetting our common stock dividend.”
            Mr. Boston continued, “We believe that the Federal Reserve is getting closer to the end of this policy tightening cycle with global markets already experiencing the negative impact of higher interest rates. In our view, as we have noted before, gathering macroeconomic headwinds from rapidly increasing amounts of global debt, emerging stress in financial markets, and fiscal policy concerns will ultimately limit how high interest rates in the U.S. may go on a sustained basis. Nonetheless, in the short-term we might see upward pressure on rates based on evolving economic data and technical factors. With this backdrop, we believe the higher liquidity of an Agency MBS portfolio is preferable for generating attractive shareholder returns.  As the interest rate environment becomes more favorable, we expect return opportunities to further improve."
Book Value Per Common Share
Book value per common share decreased $(0.18), or (2.0%), to $6.75 at September 30, 2018 from $6.93 at June 30, 2018 primarily due to the impact of higher interest rates on the fair value of the Company's investments versus its hedging portfolio. The decline in shareholders' equity since June 30, 2018 resulting from unrealized losses on MBS was partially offset by raising capital of $13.4 million during the third quarter. The Company has a year-to-date total economic loss on book value per common share of (0.7)%.
Third Quarter 2018 Earnings Summary
Comprehensive income to common shareholders was $0.7 million for the third quarter of 2018 versus comprehensive income to common shareholders of $3.0 million for the second quarter of 2018. Higher interest rates principally drove the decline in comprehensive income as unrealized losses on MBS increased while gains on related hedges decreased. Net income to common shareholders increased $9.9 million to $22.6 million for the third quarter compared to $12.7 million for the second quarter of 2018 due primarily to lower loss on sales of investments. Net interest income increased $0.4 million from the second quarter of 2018 to the third quarter of 2018 due to improved yields on investments as a result of recent purchases of higher yielding fixed rate MBS and increased prepayment penalty compensation earned on CMBS IO.
Core net operating income to common shareholders, a non-GAAP measure, was $10.8 million for the third quarter of 2018 versus $10.4 million for the second quarter of 2018 due to an increase in adjusted net interest income of $0.5 million during the third quarter. Adjusted net interest income, a non-GAAP measure, increased for the third quarter of 2018 compared to the prior quarter from the improved investment yields noted above, and also from a higher average volume of TBA dollar roll transactions that generated an increase in TBA drop income, partially offset by a lower benefit from net periodic interest on interest rate swaps for the third quarter of 2018 compared to the prior quarter as discussed further below.
Investments and Financing
The following table provides details of our MBS including TBA dollar roll positions as of September 30, 2018:

	September 30, 2018
Type of Investment:	Par	Amortized Cost Basis	Fair Market Value
($ in thousands)
30-year fixed-rate RMBS:
3.0% coupon	$228,116	$229,734	$218,671
4.0% coupon	1,339,668	1,386,905	1,356,169
4.5% coupon	158,111	163,388	163,244
TBA dollar roll positions (4.0% coupon) (1) (2)	211,000	214,365	213,060
TBA dollar roll positions (4.5% coupon) (1) (2)	550,000	566,500	566,637
Total 30-year fixed-rate RMBS	2,486,895	2,560,892	2,517,781

Adjustable-rate RMBS:
4.1% coupon (3)	35,379	36,339	37,068

Agency CMBS	987,266	997,058	948,296
CMBS IO (4)	n/a	562,327	564,826
Other non-Agency MBS	7,936	4,833	6,236
Total MBS portfolio including TBA dollar roll positions	$3,517,476	$4,161,449	$4,074,207

(1)	Amortized cost basis and fair market value for TBA dollar roll positions represent implied cost basis and implied market value, respectively, for the underlying Agency MBS as if settled.

(2)
The net carrying value of TBA dollar roll positions, which is the difference between their implied market value and implied cost basis, was $(1.2) million as of September 30, 2018 and is included on the consolidated balance sheet within “derivative assets”.

(3)	Represents the weighted average coupon based on amortized cost.

(4)	Includes both Agency and non-Agency IO securities with a combined notional balance of $23.6 billion.
The Company's MBS portfolio including TBA dollar roll positions as of September 30, 2018 increased 13% since June 30, 2018. During the third quarter of 2018, we purchased $695.2 million of investments which consisted primarily of higher coupon, higher yielding 30-year fixed-rate Agency RMBS, and we sold $118.4 million of Agency CMBS, CMBS IO, and U.S. Treasuries. The Company's repurchase agreement borrowings including payables for unsettled securities as of September 30, 2018 increased 14% to $2.9 billion compared to $2.5 billion at June 30, 2018, which resulted in leverage including TBA dollar roll positions of 6.7 times shareholder's equity compared to 6.1 times at June 30, 2018.
Net Interest Income and Spread
The following table provides details on the performance of our investments and financing including hedging costs for the periods indicated:

	Three Months Ended
	September 30, 2018			June 30, 2018
($ in thousands)	Income/Expense	Average Balance	Effective Yield/Cost of Funds	Income/Expense	Average Balance	Effective Yield/Cost of Funds
Interest-earning assets:
Agency RMBS-fixed rate	$11,561	$1,384,926	3.34%	$9,190	$1,135,365	3.24%
Agency CMBS-fixed rate	7,362	1,002,661	2.81%	7,267	1,011,945	2.80%
Agency RMBS-adjustable rate	283	37,634	3.12%	1,332	254,850	2.14%
CMBS IO (1)	6,646	581,770	3.98%	6,298	632,376	3.78%
Other non-Agency MBS	427	4,869	30.31%	446	5,022	30.67%
U.S. Treasuries	45	6,302	2.83%	1,001	156,420	2.57%
Other investments	601	13,226	4.25%	388	14,576	3.99%
Total	$26,925	$3,031,388	3.33%	$25,922	$3,210,554	3.13%

Interest-bearing liabilities:
Repurchase agreements	$14,780	$2,564,863	2.25%	$14,181	$2,716,097	2.07%
Non-recourse collateralized financing	37	4,260	3.01%	42	5,002	2.73%
De-designated cash flow hedge accretion	(66)	n/a	(0.01)%	(48)	n/a	(0.01)%
Total	$14,751	$2,569,123	2.25%	$14,175	$2,721,099	2.06%

Net interest income/net interest spread	$12,174		1.08%	$11,747		1.07%
Add: TBA drop income	4,262		0.06%	3,619		0.10%
Add: net periodic interest benefit (2)	1,777		0.28%	2,333		0.35%
Less: de-designated cash flow hedge accretion	(66)		(0.01)%	(48)		(0.01)%
Adjusted net interest income/adjusted net interest spread (3)	$18,147		1.41%	$17,651		1.51%

(1)	CMBS IO includes Agency and non-Agency securities.

(2)
Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.

(3)	Represents a non-GAAP measure.
Net interest income and net interest spread increased for the third quarter of 2018 compared to the prior quarter due primarily to having a larger average balance of higher yielding fixed-rate Agency RMBS and higher prepayment compensation on CMBS IO, which were almost entirely offset by higher cost of repurchase agreement financing as a result of increasing short-term interest rates. Adjusted net interest spread for the third quarter of 2018 decreased 10 basis points compared to the second quarter of 2018 primarily because the Company's net receive rate on its interest rate swaps declined 8 basis points, resulting in a lower net periodic interest benefit. In addition, although TBA drop income was $0.6 million higher during the third quarter of 2018 compared to the second quarter of 2018 as a result of a larger volume of TBA dollar roll transactions, the implied financing rate on these transactions increased approximately 37 basis points from the second quarter of 2018 to the third quarter of 2018. As a result, the net yield from TBA dollar roll transactions declined 32 basis points to 1.61% for the third quarter of 2018 compared to 1.93% for the prior quarter.

Hedging Summary
The Company's interest rate swaps had a positive net impact on comprehensive income of $25.0 million during the third quarter of 2018. Interest rate swaps with a notional balance of $250.0 million were terminated during the third quarter, resulting in a net realized gain of $2.6 million, and interest rate swaps with a notional balance of $380.0 million at a weighted average pay-fixed rate of 2.94% were added during the third quarter. The following table provides information related to the Company's average borrowings outstanding and interest rate swaps effective for the periods indicated:

	Three Months Ended
($ in thousands)	September 30, 2018	June 30, 2018
Average repurchase agreement borrowings outstanding	$2,564,863	$2,716,097
Average net TBAs outstanding - at cost (1)	982,665	722,005
Average borrowings and net TBAs outstanding	$3,547,528	$3,438,102
Average notional amount of interest rate swaps outstanding (excluding forward starting swaps)	$2,502,609	$2,707,967
Ratio of average interest rate swaps to average borrowings and net TBAs outstanding (1)	0.7	0.8

Average interest rate swap net pay-fixed rate (excluding forward starting swaps) (2)	2.09%	1.83%
Average interest rate swap net receive-floating rate (2)	2.32%	2.15%
Average interest rate swap net pay/(receive) rate	(0.23)%	(0.32)%

(1)
Because the Company executes TBA dollar roll transactions, which economically represent the purchase and financing of fixed-rate Agency RMBS, the average TBAs outstanding are included in the ratio calculation.

(2)	Includes one receive-fixed interest rate swap with a notional balance of $100.0 million at a rate of 1.70%.
During the third quarter of 2018, the Company incurred a loss of $(0.2) million on Eurodollar futures used to hedge interest rate risk. Eurodollar futures with a notional balance of $650.0 million and a weighted average rate of 1.86% matured during the third quarter of 2018, for which the Company realized a gain of $0.8 million over the life of contract. Management views Eurodollar futures as economically similar to interest rate swaps, but unlike interest rate swaps, Eurodollar futures do not incur periodic interest or similar costs/benefits and therefore do not have an impact on core net operating income to common shareholders. The Company had no Eurodollar futures outstanding at September 30, 2018.
The aggregate notional amount of currently effective and forward-starting interest rate swaps as of September 30, 2018 was $2.7 billion and $1.5 billion, respectively. The following table summarizes the weighted average notional amount and rate of interest rate hedges (including Eurodollar futures) held as of September 30, 2018:

	September 30, 2018
($ in thousands)	Weighted Average Notional	Weighted Average Pay-Fixed Rate
Remainder of 2018	$3,236,630	2.10%
2019	3,054,027	2.20%
2020	2,444,495	2.32%
2021	2,195,479	2.37%
2022	2,243,521	2.46%
2023	1,529,397	2.63%
2024	1,396,503	2.63%
2025 and thereafter	244,716	2.73%

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.
Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted interest expense, adjusted net interest income and the related metrics adjusted cost of funds and adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Schedules reconciling core net operating income to common shareholders, adjusted interest expense, and adjusted net interest income to GAAP financial measures are provided as a supplement to this release.
Management views core net operating income to common shareholders as an estimate of the Company's financial performance excluding changes in fair value of its investments and derivatives. In addition to the non-GAAP reconciliation set forth in the supplement to this release, which derives core net operating income to common shareholders from GAAP net income to common shareholders as the nearest GAAP equivalent measure, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest costs, drop income on TBA dollar roll positions, general and administrative expenses, and preferred dividends. Management includes drop income, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, in core net operating income and in adjusted net interest income because TBA dollar roll positions are viewed by management as economically equivalent to holding and financing Agency RMBS using short-term repurchase agreements. Management also includes periodic interest costs from its interest rate swaps, which are also included in "gain (loss) on derivatives instruments, net", in adjusted net interest expense, and in adjusted net interest income because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including periodic interest costs from interest rate swaps is a helpful indicator of the Company’s total cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on our results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include gains or losses from available-for-sale investments, changes in fair value of and costs of terminating interest rate swaps, as well as realized and unrealized gains or losses from any instrument used by management to economically hedge the impact of changing interest rates on its portfolio and book value per common share, such as Eurodollar futures. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, our views on expected characteristics of future investment environments, prepayment rates and investment risks, future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, changes in monetary policy and in particular the impact of changes in balance sheet reinvestment policy of the Federal Reserve, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around the impact of government regulatory changes, including ongoing financial institution regulatory reform efforts, the full impacts of which are unknown at this time, and another ownership change under Section 382 that further impacts the use of our tax net operating loss carryforward. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

#	#	#

DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands except per share data)

	September 30, 2018	June 30, 2018	December 31, 2017
ASSETS	(unaudited)	(unaudited)
Available-for-sale investments, at fair value:
Mortgage-backed securities	$3,294,510	$2,759,894	$3,026,989
U.S. Treasuries	—	57,923	146,530
Mortgage loans held for investment, net	12,342	13,628	15,738
Cash and cash equivalents	55,251	165,126	40,867
Restricted cash	58,334	52,832	46,333
Derivative assets	2,612	7,642	2,940
Accrued interest receivable	19,575	19,326	19,819
Other assets, net	5,555	6,406	6,562
Total assets	$3,448,179	$3,082,777	$3,305,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,690,858	$2,514,984	$2,565,902
Payable for unsettled securities	182,922	529	156,899
Non-recourse collateralized financing	3,709	4,393	5,520
Derivative liabilities	2,039	—	269
Accrued interest payable	5,676	5,469	3,734
Accrued dividends payable	13,121	12,727	12,526
Other liabilities	3,101	2,441	3,870
Total liabilities	2,901,426	2,540,543	2,748,720

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $148,541; $147,725; and $147,217, respectively	$142,574	$141,788	$141,294
Common stock, par value $.01 per share: 59,016,554; 56,906,200; and 55,831,549 shares issued and outstanding, respectively	590	569	558
Additional paid-in capital	795,630	782,011	775,873
Accumulated other comprehensive loss	(85,833)	(63,919)	(8,697)
Accumulated deficit	(306,208)	(318,215)	(351,970)
Total shareholders' equity	546,753	542,234	557,058
Total liabilities and shareholders’ equity	$3,448,179	$3,082,777	$3,305,778

Book value per common share	$6.75	$6.93	$7.34

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Interest income	$26,925	$25,922	$25,190	$24,124	$23,103
Interest expense	14,751	14,175	11,595	10,056	9,889
Net interest income	12,174	11,747	13,595	14,068	13,214

Gain on derivative instruments, net	19,499	20,667	38,354	12,678	5,993
Loss on sale of investments, net	(1,726)	(12,444)	(3,775)	(902)	(5,211)
Fair value adjustments, net	12	27	29	12	23
Other operating expense, net	(409)	(339)	(253)	(50)	(109)
General and administrative expenses:
Compensation and benefits	(1,712)	(1,751)	(1,962)	(2,153)	(2,070)
Other general and administrative	(2,252)	(2,255)	(1,681)	(1,690)	(1,529)
Net income	25,586	15,652	44,307	21,963	10,311
Preferred stock dividends	(2,956)	(2,942)	(2,940)	(2,910)	(2,808)
Net income to common shareholders	$22,630	$12,710	$41,367	$19,053	$7,503

Other comprehensive income:
Unrealized (loss) gain on available-for-sale investments, net	$(23,574)	$(22,156)	$(49,189)	$(15,438)	$981
Reclassification adjustment for loss on sale of investments, net	1,726	12,444	3,775	902	5,211
Reclassification adjustment for de-designated cash flow hedges	(66)	(48)	(48)	(48)	(48)
Total other comprehensive (loss) income	(21,914)	(9,760)	(45,462)	(14,584)	6,144
Comprehensive income (loss) to common shareholders	$716	$2,950	$(4,095)	$4,469	$13,647

Net income per common share-basic and diluted	$0.39	$0.23	$0.74	$0.36	$0.15
Weighted average common shares	57,727	56,295	55,871	53,399	49,832

DYNEX CAPITAL, INC.
KEY STATISTICS
(UNAUDITED)
 ($ in thousands except per share data)

	As Of
		September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017
Portfolio and Other Balance Sheet Statistics:
Total MBS fair value		$3,294,510		$2,759,894		$2,864,822		$3,026,989		$2,921,444
Agency CMBS, amortized cost		$997,058		$1,008,887		$1,015,486		$1,134,409		$1,314,925
Agency RMBS-fixed rate, amortized cost		$1,780,027		$1,163,875		$965,173		$903,269		$541,262
Agency RMBS-variable rate, amortized cost		$36,339		$38,966		$278,474		$289,305		$305,265
CMBS IO, amortized cost(1)		$562,327		$607,452		$652,563		$683,833		$717,115
Other non-Agency MBS, amortized cost		$4,833		$4,890		$5,092		$23,536		$37,441
TBA dollar roll positions, fair value (if settled)		$779,697		$784,442		$846,940		$830,908		$683,680
TBA dollar roll positions, amortized cost (if settled)		$780,865		$782,408		$844,941		$829,425		$683,813
TBA dollar roll positions, carrying value	$(1,168)			$2,034		$1,999		$1,483	$(133)
U.S. Treasuries, fair value		$—		$57,923		$204,535		$146,530		$—
Book value per common share		$6.75		$6.93		$7.07		$7.34		$7.46
Leverage including TBA dollar roll positions at cost as if settled (2)	6.7	x	6.1	x	6.5	x	6.4	x	6.3	x

	Three Months Ended
		September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017
Performance Statistics:
Net income per common share		$0.39		$0.23		$0.74		$0.36		$0.15
Core net operating income per common share (3)		$0.19		$0.18		$0.18		$0.20		$0.19
Comprehensive income (loss) per common share		$0.01		$0.05	$(0.07)			$0.08		$0.27
Dividends per common share		$0.18		$0.18		$0.18		$0.18		$0.18
Average interest earning assets (4)		$3,031,388		$3,210,554		$3,140,125		$2,939,786		$2,960,595
Average TBA dollar roll position		$1,037,347		$742,111		$866,821		$944,103		$797,484
Average interest bearing liabilities		$2,569,123		$2,721,099		$2,651,101		$2,563,206		$2,622,067
Effective yield on investments		3.33%		3.13%		3.09%		3.07%		2.95%
Cost of funds (5)		2.25%		2.06%		1.75%		1.53%		1.48%
Net interest spread		1.08%		1.07%		1.34%		1.54%		1.47%
Adjusted cost of funds (6)		1.98%		1.72%		1.59%		1.66%		1.46%
Adjusted net interest spread (7)		1.41%		1.51%		1.52%		1.44%		1.50%
CPR for adjustable-rate Agency RMBS (8)		18.1%		20.4%		16.0%		17.1%		16.8%
CPR for fixed-rate Agency RMBS (8)		4.8%		5.7%		4.3%		1.3%		—%

(1)	CMBS IO includes Agency and non-Agency issued securities.

(2)	Leverage equals the sum of (i) total liabilities and (ii) amortized cost basis of TBA dollar roll positions (if settled) divided by total shareholders' equity.

(3)	Non-GAAP financial measures are reconciled in the supplement to this release.

(4)	Excludes TBA dollar roll positions.

(5)	Percentages shown are equal to annualized interest expense divided by average interest bearing liabilities.

(6)	Adjusted cost of funds is equal to annualized adjusted interest expense (a non-GAAP measure) divided by average interest bearing liabilities.

(7)	Adjusted net interest spread includes the impact of drop income from TBA dollar roll positions after deducting adjusted cost of funds from effective yield.

(8)	Represents the average constant prepayment rate ("CPR") experienced during the quarter.

DYNEX CAPITAL, INC.
SUPPLEMENTAL INFORMATION
(UNAUDITED)
 ($ in thousands)

Computations of Non-GAAP Measures:	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Net interest income	$12,174	$11,747	$13,595	$14,068	$13,214
Add: TBA drop income (1)	4,262	3,619	3,733	3,925	3,902
Add: net periodic interest benefit (cost) (2)	1,777	2,333	(220)	(319)	(1,131)
Less: de-designated cash flow hedge accretion (3)	(66)	(48)	(48)	(48)	(48)
Adjusted net interest income	18,147	17,651	17,060	17,626	15,937
Other expense, net	(409)	(339)	(253)	(50)	(109)
General and administrative expenses	(3,964)	(4,006)	(3,643)	(3,843)	(3,599)
Preferred stock dividends	(2,956)	(2,942)	(2,940)	(2,910)	(2,808)
Core net operating income to common shareholders	$10,818	$10,364	$10,224	$10,823	$9,421

(1)
TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

(2)
Amount represents net periodic interest benefit (cost) of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.

(3)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)
 ($ in thousands)

	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
GAAP net income to common shareholders	$22,630	$12,710	$41,367	$19,053	$7,503
Less:
Change in fair value of derivative instruments, net (1)	(13,460)	(14,715)	(34,841)	(9,072)	(3,222)
Loss on sale of investments, net	1,726	12,444	3,775	902	5,211
De-designated cash flow hedge accretion (2)	(66)	(48)	(48)	(48)	(48)
Fair value adjustments, net	(12)	(27)	(29)	(12)	(23)
Core net operating income to common shareholders	$10,818	$10,364	$10,224	$10,823	$9,421

Weighted average common shares	57,727	56,295	55,871	53,399	49,832
Core net operating income per common share	$0.19	$0.18	$0.18	$0.20	$0.19

(1)
Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes net periodic interest benefits/costs incurred on effective interest rate swaps outstanding during the period.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.

	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
GAAP net interest income	$12,174	$11,747	$13,595	$14,068	$13,214
Add: TBA drop income	4,262	3,619	3,733	3,925	3,902
Add: net periodic interest benefit (cost) (1)	1,777	2,333	(220)	(319)	(1,131)
Less: de-designated cash flow hedge accretion (2)	(66)	(48)	(48)	(48)	(48)
Non-GAAP adjusted net interest income	$18,147	$17,651	$17,060	$17,626	$15,937

GAAP interest expense	$14,751	$14,175	$11,595	$10,056	$9,889
Add: net periodic interest (benefit) cost (1)	(1,777)	(2,333)	220	319	1,131
Less: de-designated cash flow hedge accretion (2)	66	48	48	48	48
Non-GAAP adjusted interest expense	$13,040	$11,890	$11,863	$10,423	$11,068

(1)
Amount represents net periodic interest benefit (cost) of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.